Exhibit 10.2

ATRICURE, INC.

2005 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

Summary of Performance Share Grant

AtriCure, Inc., a Delaware corporation (the “Company”), grants to the Grantee named below, in accordance with the terms of the 2005 Equity Incentive Plan (the “Plan”) and this Performance Share Agreement (the “Agreement”), Performance Shares as follows:

Name of Grantee:

Maximum Number of Performance Shares:

Grant Date:

Performance Goals:	As set forth on Exhibit A

Performance Period:	As set forth on Exhibit A

Terms of Agreement

1. Grant of Performance Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company grants to the Grantee as of the Grant Date, Performance Shares upon the terms and conditions of this Agreement. Each Performance Share shall represent one hypothetical Share and shall at all times be equal in value to one Share.

2. Earning of Performance Shares.

(a) Except as provided in Section 3, Performance Shares shall be earned as set forth on Exhibit A, provided that the Grantee has remained continuously employed by the Company or any Subsidiary from the Grant Date through the end of the Performance Period.

(b) Prior to the payment of any Performance Shares as provided in this Agreement, the Committee shall determine in writing the extent, if any, that the Performance Goals have been satisfied and shall determine the number, if any, of Performance Shares that shall have become earned under this Agreement. The Committee may in its sole discretion modify the Performance Goals, in whole or in part, as the Committee deems appropriate and equitable to reflect a change in the business, operations, corporate structure or capital structure of the Company or its Subsidiaries, the manner in which it conducts its business, or other events or circumstances.

3. Payment of Performance Shares.

(a) Except as otherwise provided in this Section 3, if and to the extent earned pursuant to Section 2 above, the Company shall deliver to the Grantee the Shares underlying the earned Performance Shares in one installment to be delivered within 90 days of December 31, 2010. Except as otherwise provided in Section 3(b) or 3(c) or as otherwise provided by the

Committee, the Grantee must be employed by the Company or a Subsidiary on December 31, 2010 in order to be entitled to payment of any such Shares.

(b) If the Grantee’s continuous employment with the Company and its Subsidiaries terminates due to a permanent and total disability (a “Permanent Disability”) within the meaning of Section 22(e)(3) of the Code, the Grantee’s employment with the Company and its Subsidiaries shall, for all purposes under this Agreement, be deemed to continue. If Grantee dies while suffering a Permanent Disability, Grantee’s estate shall have the rights to Shares underlying Performance Shares on the terms set forth in Section 3(c).

(c) If a “Change of Control” (as defined in the Plan) described in Section 13(c) of the Plan occurs while the Grantee is employed by the Company or any Subsidiary or if the Grantee dies, in either case at any time prior to December 31, 2010, then the Grantee shall be deemed to have earned 100% of the Maximum Number of Performance Shares, and the Company shall, upon such Change of Control, deliver to Grantee (or Grantee’s estate in the case of death) the Shares underlying all earned Performance Shares, provided, however, that if such Change of Control or death occurs after December 31, 2009 and before December 31, 2010 and Grantee is not entitled to an award of Performance Shares for the Performance Period of the year ending December 31, 2009, Grantee shall be deemed only to have earned the Performance Shares that Grantee can earn based on the Performance Period of the year ending December 31, 2010, and the Company shall deliver to Grantee (or Grantee’s estate in the case of death) the Shares underlying such earned Performance Shares.

(d) Notwithstanding anything contained in this Agreement to the contrary, the Committee may, in its sole discretion, accelerate the time at which the Performance Shares become vested and nonforfeitable on such terms and conditions as it deems appropriate.

4. Transferability. The Performance Shares may not be Transferred and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge, unless otherwise provided under the Plan. Any purported Transfer or encumbrance in violation of the provisions of this Section 4 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Performance Shares.

5. Dividend, Voting and Other Rights. The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Performance Shares until such Shares have been delivered to the Grantee in accordance with Section 3 of this Agreement. The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

6. Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries.

7. No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

8. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

9. Taxes and Withholding. To the extent that the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other tax in connection with the Performance Shares pursuant to this Agreement, it shall be a condition to earning the award that the Grantee make arrangements satisfactory to the Company or such Subsidiary for payment of such taxes required to be withheld. The Committee may, in its sole discretion, require the Grantee to satisfy such required withholding obligation by surrendering to the Company a portion of the Shares earned by the Grantee under this Agreement, and the Shares so surrendered by the Grantee shall be credited against any such withholding obligation at the Fair Market Value of such Shares on the date of surrender. In no event shall the Fair Market Value of the Shares to be surrendered pursuant to this section to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact.

10. Adjustments. The number and kind of Shares deliverable pursuant to the Performance Shares are subject to adjustment as provided in Section 13 of the Plan.

11. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Performance Shares; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery of this Agreement would result in a violation of any such law or listing requirement.

12. Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable to this Agreement. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may provided in the Plan.

13. Compliance with Section 409A of the Code. It is intended that this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the Performance Shares shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Grantee to the additional tax imposed under Section 409A of the Code. The amounts payable pursuant to this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A of the Code to the maximum extent possible.

14. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement shall continue to be valid and fully enforceable.

15. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations with respect to this Agreement. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used of this Agreement without definition shall have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise of this Agreement, have the right to determine any questions which arise in connection with the grant of the Performance Shares.

16. Successors and Assigns. Without limiting Section 4, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

17. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws of this Agreement.

18. Electronic Delivery. The Grantee consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Chief Financial Officer of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

The Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement, as of the Grant Date.

ATRICURE, INC.

By:
Name:
Title:

The undersigned acknowledges that a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) are available for viewing on the Company’s intranet site at www.atricure.com. The Grantee consents to receiving this Prospectus Information electronically, or, in the alternative, agrees to contact the Company’s Chief Financial Officer at (513) 755-4100 to request a paper copy of the Prospectus Information at no charge. The Grantee represents that he or she is familiar with the terms and provisions of the Prospectus Information and accepts the award of Performance Shares on the terms and conditions set forth of this Agreement and in the Plan.

Grantee

Date:

ALTERNATIVE FOR ELECTRONIC SIGNATURE

You may accept the award online or by telephone in accordance with the procedures established by the Company and the Plan administrator. By accepting your award in accordance with these procedures, you acknowledge that a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by you or are available for viewing on the Company’s intranet site at www.atricure.com, and consent to receiving this Prospectus Information electronically, or, in the alternative, agree to contact the Company’s Chief Financial Officer at (513) 755-4100 to request a paper copy of the Prospectus Information at no charge. You also represent that you are familiar with the terms and provisions of the Prospectus Information and accept the award on the terms and conditions set forth of this Agreement and in the Plan. These terms and conditions constitute a legal contract that will bind both you and the Company as soon as you accept the award as described above.

EXHIBIT A

PERFORMANCE GOALS AND PERFORMANCE PERIOD

Performance Period: Year Ending December 31, 2009

Performance Goal:	Net income (excluding non-cash compensation) of the Company of more than $0.

If, for the year ending December 31, 2009 Performance Period, the Company achieves the Performance Goal set forth above, Grantee shall be entitled to                      Performance Shares.

If, for the year ending December 31, 2009 Performance Period, the Grantee fails to achieve the Performance Goal set forth above, then Grantee’s right to earn Performance Shares for the year ending December 31, 2009 Performance Period shall be forfeited automatically without further action or notice.

Performance Period: Year Ending December 31, 2010

Performance Goal:	Increase in net revenue of the Company of at least 20% over net revenue of the Company for the year ended December 31, 2009.

If, for the year ending December 31, 2010 Performance Period, the Company achieves the Performance Goal set forth above, Grantee shall be entitled to                      Performance Shares.

If, for the year ending December 31, 2010 Performance Period, the Grantee fails to achieve the Performance Goal set forth above, then Grantee’s right to earn Performance Shares for the year ending December 31, 2010 Performance Period shall be forfeited automatically without further action or notice.